Re: Questions 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2,
74V1 and 74V2

 The following funds offer Class A, Class C and Class I shares.

	GEM Sector Leader Fund (Series 1)
	Asia Sector Leader Fund (Series 2)
	China Sector Leader Fund (Series 3)
	Brazil Sector Leader Fund (Series 4)

 Within the N-SAR, the total income dividends
 (72DD1 and 72DD2) and number of shares (74U1 and 74U2) presented have been combined as follows:

	 72DD1-74U1  Class A shares
	 72DD2-74U2  Class C and Class I shares

 The following is a class breakout of the total income distributions (000's), NAV's, income distributions per share and shares outstanding(000's) at October 31, 2010:

  Total Income	 NAV	 Income Distributions Shares Outstanding
  Distributions  (000's)	per share	(000's)

Class A
GEM Sector Leader Fund       -	  10.50      -        50,556
Asia Sector Leader Fund	     - 	  10.18      -        50,556
China Sector Leader Fund     -	  10.88      -        50,556
Brazil Sector Leader Fund    -    10.66      -        50,556

Class C
GEM Sector Leader Fund       -	  10.49      -         50,556
Asia Sector Leader Fund	     - 	  10.17      -         50,556
China Sector Leader Fund     - 	  10.88      -         50,556
Brazil Sector Leader Fund    -    10.65      -         50,556

Class I
GEM Sector Leader Fund       -    10.51      -        931,613
Asia Sector Leader Fund	     -    10.19      -	      861,726
China Sector Leader Fun      -    10.89      -        656,147
Brazil Sector Leader Fund    -	  10.67	     -        657,754